Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the following registration statements of SPX Corporation: Form S-8 (File No.’s 33-24043, 333-29843, 333-29851, 333-29857, 333-29855, 333-38443, 333-70245, 333-82645, 333-82647, 333-61766, 333-69250, 333-69252, 333-106897 and 333-109112), Form S-4 (File No. 333-68650) and Form S-3 (File No.’s 333-56364, 333-68648, 333-76978 and 333-109334) of our report dated February 24, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities on January 1, 2001, and the adoption of SFAS No. 142, Goodwill and Other Intangible Assets on January 1, 2002) appearing in this Annual Report on Form 10-K of SPX Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

February 24, 2004

Charlotte, North Carolina